Exhibit 99.1
FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202-4444

Company contact:
Gillian Kane
(303) 565-4600 ext. 101
gkane@teton-energy.com
www.teton-energy.com

Teton Energy Announces Closing of Drilling Agreement with Noble Energy, Inc. in the Eastern Denver-Julesburg Basin

Denver - (PR Newswire) - January 31, 2006- Teton Energy Corporation (AMEX: TEC), an independent oil and natural gas producer focused on the acquisition, exploration and development of North American properties, announced that it has closed the previously announced Acreage Earning Agreement (“Agreement”) with Noble Energy, Inc. (NYSE: NBL) on January 27, 2006, following Noble Energy’s completion of its due diligence.

Under the terms of the Agreement, Noble Energy will earn a 75% working interest in Teton’s approximately 182,000 acres by (1) paying Teton $3 million dollars and (2) drilling and completing 20 wells at no cost to Teton. At closing, Noble Energy paid Teton the balance of the $3 million as called for in the Agreement. The Parties anticipate that the 20 wells will be drilled and completed by the first quarter of 2007. During that time, Teton will receive 25% of any revenues derived from the first 20 wells. After completion of the first 20 wells, Teton and Noble Energy will split all costs associated with future drilling according to each party’s working interest percentage.

Drilling depth on a Niobrara well is approximately 2,000 feet. Drilling and completion costs for a Niobrara well are approximately $150,000 per well.

Noble Energy is currently evaluating the acreage and developing drilling plans.

About Teton Energy Corporation

Denver-based Teton Energy Corporation is an independent oil and gas exploration and production company with operations in the Rocky Mountain region of the U.S. The Company's common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company's website, www.teton-energy.com, and through additional press releases as the projects develop.

Forward-Looking Statements
This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company's operating and financial results is included in Teton's annual report on Form 10-K/A for the year ended December 31, 2004. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at www.teton-energy.com. Copies are available without charge, upon request from the Company.

# # #